Exhibit 10.29
FORM OF
RETENTION BONUS, CHANGE IN CONTROL SEVERANCE AND NON-COMPETITION AGREEMENT
     THIS RETENTION BONUS, CHANGE IN CONTROL SEVERANCE AND NON-COMPETITION AGREEMENT (the “Agreement”) is made by and between Hamilton Beach/Proctor-Silex, Inc. (the “Employer”) and [insert name] (“Employee”) as of May 1, 2007 (the “Effective Date”).
     WHEREAS, Employee is the [insert title] of the Employer;
     WHEREAS, on the Spin-Off Date (as defined below), the Employer and its Affiliates (as defined below) (collectively, the “Company”) will become an independent, publicly-traded company; and
     WHEREAS, the Employee is a key employee whose services are vital to the success of the Company following the Spin-Off Date; and
     WHEREAS, the Company has contemplated and continues to contemplate possible business transactions involving the Company; and
     WHEREAS, the Employee has received specialized training and has expertise and knowledge regarding the Company’s business and will continue to have access to proprietary and confidential information and the Company after the Spin-Off Date; and
     WHEREAS, the Company desires to assure continuity of its management without any distraction arising from any future business transactions; and
     WHEREAS, the Company would be at a competitive disadvantage if the Employee were to terminate employment during the two-year period following the Spin-Off Date and/or become employed by a Competitor (as defined below).
     NOW, THEREFORE, for good and valuable consideration, Employee and the Company hereby agree as follows:
1.	Definitions. In addition to the other defined terms which appear in this Agreement, the following terms shall have the meaning ascribed to them below:
a.	Affiliate. The term “Affiliate” shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with, the Employer.

b.	Cause. The term “Cause” shall constitute any of the following: (i) dishonesty, fraud or material misrepresentation by Employee in the performance of Employee’s employment duties; (ii) Employee having been convicted of, or having entered a plea of nolo contendere to, a crime that constitutes a felony; or (iii) Employee’s willful and continued failure to substantially perform Employee’s employment duties. For purpose of this Subsection, no act or failure to act by the Employee shall be considered “willful”, unless done or omitted to be done by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Employer (the “Board”) or upon the reasonable instructions of the Company’s Chief Executive Officer or another superior officer of the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company. Cause shall not exist unless and until the Employer has delivered to the Employee a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding the Employee if the Employee is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (i), (ii) or (iii) has occurred and specifying the particulars thereof in detail.

c.	Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and all regulations, guidance, and other interpretive authority issued thereunder.

d.	Disability or Disabled. The Employee shall be deemed to have a “Disability” or be “Disabled” if he is determined to be totally disabled by the Social Security Administration or if he (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an employer-sponsored accident or health plan.

e.	Spin-Off Agreement. The term “Spin-Off Agreement” shall mean the Amended and Restated Spin-Off Agreement dated April 25, 2007 by and among NACCO Industries, Inc., Housewares Holding Company, Hamilton Beach, Inc.and Hamilton Beach/Proctor-Silex, Inc.

f.	Spin-Off and Spin-Off Date. The terms “Spin-Off” and “Spin-Off Date” shall have the same meanings as assigned to those terms under the Spin-Off Agreement.

g.	Change in Control. The term “Change in Control” shall mean the occurrence of (i), (ii), (iii) or (iv) below (excluding the Spin-Off):
i.	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of Hamilton Beach, Inc. (“Hamilton Beach”) after the Spin-Off Date where such acquisition causes such Person to own 50% or more of the combined voting power of the then outstanding voting securities of Hamilton

Beach entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection (i), the following acquisitions shall not be deemed to result in a Change in Control:
(A)	any acquisition of voting securities directly from Hamilton Beach that is approved by the Incumbent Board (as defined in Subsection (ii), below),

(B)	any acquisition of voting securities by Hamilton Beach or a subsidiary of Hamilton Beach,

(C)	any acquisition of voting securities by (1) any employee benefit plan (or related trust) sponsored or maintained by Hamilton Beach or an Affiliate, (2) any corporation controlled by Hamilton Beach or (3) any member of the Rankin or Taplin families or any corporation, partnership, trust or other entity owned or controlled by such families (an “Interested Party”),

(D)	any acquisition of voting securities by any Person pursuant to a transaction described in clauses (A), (B) and (C) of Subsection (iii) below; and
provided, further, that if any Person’s beneficial ownership of the Outstanding Voting Securities reaches or exceeds 50% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of Hamilton Beach, such subsequent acquisition shall be treated as an acquisition that causes such Person to own 50% or more of the Outstanding Voting Securities; and provided, further, that if at least a majority of the members of the Incumbent Board determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Voting Securities inadvertently, and such Person divests as promptly as practicable a sufficient number of shares so that such Person beneficially owns (within the meanings of Rule 13d-3 promulgated under the Exchange Act) less than 50% of the Outstanding Voting Securities, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
ii.	individuals who, as of the Spin-Off Date, constitute the Hamilton Beach Board of Directors (the “Incumbent Board” (as modified by this clause (ii)) cease for any reason to constitute at least a majority of such Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Hamilton Beach’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of Hamilton Beach in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
iii.	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Hamilton Beach or the acquisition of assets of another corporation, or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which all three of the following apply:
(A)	the individuals and entities who were the ultimate beneficial owners of voting securities of Hamilton Beach immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns Hamilton Beach or all or substantially all of Hamilton Beach’s assets either directly or through one or more subsidiaries),

(B)	no Person (excluding any Interested Party, Hamilton Beach or such entity resulting from such Business Combination) beneficially owns, directly or indirectly 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and

(C)	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or
iv.	approval by the Hamilton Beach shareholders of a complete liquidation or dissolution of Hamilton Beach except pursuant to a Business Combination described in clauses (A), (B) and (C) of Subsection (iii), above.
h.	Good Reason Termination. The phrase “Good Reason Termination” means the Employee’s voluntary termination of employment with the Employer within two years following the initial existence of one or more of the following conditions which arise without the consent of the Employee:
i.	A material diminution in the Employee’s base compensation.

ii.	A material diminution in the Employee’s authority, duties or responsibilities, other than (1) a mere change in title that is not accompanied by a diminution in the Employee’s authority, duties or responsibilities or (2) a change in the individual to whom the Employee reports, but not the position to which the Employee reports except as permitted under clause (iii) below.

iii.	Requiring the Employee to report to someone other than the Chief Executive Officer (or a person with similar duties regardless of the title) of the Employer (or a successor operating company that is responsible for the Company’s line of business).

iv.	A material diminution in the authority, duties, or responsibilities of the Chief Executive Officer (or a person with similar duties regardless of the title) of the Employer (or a successor operating company that is responsible for the Company’s line of business).

v.	A material diminution in the budget over which the Employee retains authority.

vi.	A material change in the geographic location at which the Employee must perform services for the Employer.

vii.	Any other action or inaction that constitutes a material breach by the Company of its obligations under this Agreement.
The Employee must provide notice to the Employer of the existence of a condition described above within 90 days of the initial existence of such condition. The Employer shall then have a period of at least 30 days during which it may remedy the condition. If the Employer does not remedy the condition by the end of such 30-day period, the Employee may voluntarily terminate employment and such termination of employment shall be deemed to constitute a Good Reason Termination. This Subsection (h) shall be interpreted in accordance with Code Section 409A and applicable Treasury Regulations thereunder.
2.	No Employment Contract. Nothing contained in this Agreement shall be construed to be an employment contract between Employee and the Company. By entering into this Agreement, Employee agrees and acknowledges that Employee’s employment relationship remains at-will and that either party to this Agreement may terminate the employment relationship for any reason at any time; provided, however, that any termination of the Employee’s employment shall be subject to all of the provisions of this Agreement.
3.	Retention Bonus and Severance Payments/Termination of Offer
a.	Retention Bonus Payment. In the event the Employee is an active employee of the Employer on the second anniversary of the Spin-Off Date (the “Second Anniversary Date”), or dies or becomes Disabled before the Second Anniversary Date, the Employer will pay to the Employee (or to the Employee’s estate in the event of death) a lump sum payment equal to $100,000. This payment shall be made within ten (10) business days following the Second Anniversary Date, the Employee’s death or the occurrence of the Employee’s Disability, as applicable.
b.	Severance Payments and Benefits. In addition to the payment described in Subsection (a), the Employer shall provide the Employee with the severance payments and other benefits described in this Subsection (b), in the amounts and under the circumstances described below:

i.	If, following a Change in Control that occurs after the Spin-Off Date, (i) the Employee’s employment is involuntarily terminated by the Employer for any reason other than death, Disability or Cause, or (ii) the Employee experiences a Good Reason Termination, the Employer will provide the Employee with the following severance payments and benefits:
1.	The Employer shall pay to the Employee a lump sum cash payment equal to the greater of (A) the sum of the following as in effect on the date of the Employee’s termination of employment, or (B) the sum of the following as in effect for the portion of the 2007 calendar year following the Spin-Off Date, determined on an annualized basis:
a.	the Employee’s base salary (excluding perquisite allowance);

b.	the Employee’s target annual incentive compensation award; and

c.	the Employee’s target long term incentive compensation award.
2.	The Employer shall pay to the Employee a lump sum cash payment equal the projected cost of COBRA continuation coverage for a period of twelve months under the Company’s medical and dental programs, determined on the basis of the level of coverage that the Employee has in place on the date of the Employee’s termination of employment.

3.	The Employer will also provide the Employee with twelve (12) months of reasonable outplacement services (including the use of office space at the outplacement provider), commencing on the date of the Employee’s termination of employment.
ii.	Notwithstanding any provision of the Company’s annual incentive compensation plan or any long-term incentive compensation plan(s) to the contrary, in the event the Employee terminates employment with the Employer following the Spin-Off Date and prior to December 31st of any year or the last day of the performance period to which incentive awards under such plans relate (each an “Award Period End Date”) for any reason other than involuntary termination for Cause (including, without limitation, termination on account of resignation, retirement, death or Disability), the Employee shall be entitled to receive a pro-rata incentive award under the annual incentive compensation plan and the long-term incentive compensation plan(s) for the year of termination of employment. The amount of the awards shall be equal to the awards the Employee would have been entitled to receive under the terms of the plans in effect for the year of termination assuming the Employee continued in employment to the Award Period End Date, pro-rated to reflect the period of time during which the Employee was employed by the Company during the year of termination.

iii.	The payments and other benefits described in this Section 3(b)(i) above (but not the payments described in Section 3(b)(ii)) shall be conditioned upon receipt by the Company, within 46 days of the date of the Employee’s termination of employment, of the Company’s standard general release, executed by the Employee, in substantially the form attached hereto as Exhibit A.
c.	Timing of Severance and Incentive Plan Payments; Other Rules. The lump sum cash payments described in Section 3(b)(i) shall be paid within three (3) business days after the last day of the revocation period provided in the Employee’s executed general release described above, but in no event later than March 15 of the calendar year following the year in which such involuntary termination or Good Reason Termination occurs (provided that the executed release’s revocation period has expired by that date). The incentive plan awards described in Section 3(b)(ii) shall be paid out in accordance with the terms of the plans (as in effect from time to time).
i.	Each of the payments described in this Section shall be classified as a “separate payment” under Code Section 409A and the Treasury Regulations thereunder. As used in this Agreement, the phrase “termination of employment” shall be interpreted in accordance with the applicable standards established pursuant Treasury Regulations under Code Section 409A. If and to the extent required by Section 409A, and if the Employee is classified as a “specified employee” under Code Section 409A at the time the Employee becomes entitled to a payment on account of the Employee’s termination of employment, no payments shall be made to the Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s termination of employment or (ii) the date of the Employee’s death. Upon the expiration of the six-month deferral period referred to in the preceding sentence or the Employee’s death, all payments deferred pursuant to the preceding sentence shall be paid to the Employee (or the Employee’s estate in the event of the Employee’s death) in a lump sum (without interest) within five (5) business days following the earlier of the end of such six-month period or the Employee’s death.
ii.	The payment and other benefits described in Subsection (b) shall be in addition to any other payments to which the Employee is entitled from the Employer for the year of termination; provided that, in the event the Employee receives the payments under Subsection (b), such payments shall be in lieu of any payments or other benefits the Employee would otherwise be eligible to receive under the Company’s Employee’s Severance Pay Plan or any other severance plan, practice or program of the Company (as in effect from time to time)
d.	Termination/Lapse of Offer. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall be null and void and of no further force or effect and the Employee shall not be entitled to receive any payments hereunder if either (i) the Spin-Off does not occur by September 1, 2007 or (ii) the Employee fails to deliver a signed copy of this Agreement to the Employer to the attention of [insert],

Vice President, General Counsel and Secretary, at the address specified in Section 13 hereof prior to May 10, 2007.
4.	Non-Competition, Non-Disclosure, Proprietary Rights, Non-Solicitation, Non-Interference and Cooperation
a.	Nature of Position. Employee’s position with the Company is [insert title] of the Employer and in such position Employee has [insert duties] on a worldwide basis. Employee is also a member of the Executive Committee. As a senior management employee and member of the Executive Committee, Employee has had and will have special knowledge and responsibilities in every aspect of the Employer’s business, including, but not limited to, [insert] on a worldwide basis.
     b. Non-Competition.
i.	Applicability. In return for (A) the consideration described in Section 3 of this Agreement, (B) any awards granted to Employee under the Hamilton Beach, Inc. Executive Long-Term Incentive Compensation Plan (the “Hamilton Beach LTIP”) for the remainder of 2007 and (C) Employee’s continued access to confidential information, Employee agrees to comply with the non-competition provisions described in this Section 4(b).

ii.	Restrictions. For a period of twelve (12) months after (A) the Employee’s termination of employment for any reason prior to the fifth anniversary of the Spin-Off Date or (B) the Employee’s termination of employment on or after the fifth anniversary of the Spin-Off Date but only if the Employee receives the payments described in Section 3(b) hereof (the “Restricted Period”), Employee shall not, without the prior written consent of an authorized officer of the Company, directly or indirectly, whether as an employee, independent contractor, consultant or in any other capacity: (A) perform any executive, management, supervisory, administrative, consulting, professional, sales or advisory job duties for a Competitor; (B) perform other duties for a Competitor that are the same or similar to job duties and responsibilities as those performed by Employee at the Company within eighteen (18) months prior to termination of his employment with the Company or exercise the same or similar responsibilities or have the same or similar authority with a Competitor, (C) report to or supervise persons performing, exercising or having the same or similar responsibilities or authority with a Competitor or (D) serve as a partner, director or investor of a Competitor.

iii.	Additional Restrictions. Employee acknowledges that as of the Effective Date, he is a member of the Employer’s Executive Committee. As a senior management employee and member of the Executive Committee, Employee has had and will have special knowledge and responsibilities in every aspect of the Employer’s business, including [insert]. Accordingly, Employee agrees that, in addition to the foregoing obligations, Employee shall not, whether as an employee, independent contractor, consultant or in any other capacity, perform any job duties for a Competitor within the Restricted Period.

iv.	Applicable Competitors and Territory. For purposes of this Agreement, a “Competitor” means any person or entity engaged in the small appliance manufacturing, marketing and distribution businesses (or any parent, direct or indirect subsidiary, division, affiliate, or related company or entity thereof), regardless of the form of business organization of any of the forgoing, any successors to any of the forgoing (whether by merger, consolidation, transfer, reorganization, sale of assets or otherwise) and any joint ventures of any of the forgoing. It is understood and agreed that the geographic scope of this restriction is worldwide (the “Territory”). Employee acknowledges and agrees that the Competitors are in direct competition with the Company in the small appliance manufacturing, marketing and distribution business within the Territory, this restriction is reasonable and necessary to protect the interests of the Company, and accurately reflects the scope of the Employee’s job responsibilities and knowledge of the Company’s business.

v.	Limitations. Notwithstanding the foregoing: (A) the provisions of Section 4(b) shall not be interpreted or applied to restrict Employee from performing exclusively unskilled labor or clerical duties in which Employee proves that he could not use or disclose his skills, knowledge and expertise of the Company on behalf of the Competitor; (B) Employee may make and retain investments during the Restricted Period, for investment purposes only, in less than ten percent (10%) of the outstanding capital stock of any Competitor if the stock of such Competitor is either listed on a national stock exchange or on the NASDAQ National Market System, and (C) the provisions of this Section 4(b) shall automatically terminate, be null and void and of no further force (i) on any date specified in writing by an authorized officer of the Company in the event of a business combination between or among one or more Competitors and the Company or (ii) in such other circumstances as deemed appropriate and as agreed in writing by the parties.
c.	Non-Disclosure of Confidential Information.
i.	During employment and anytime after termination of Employee’s employment with the Company for any reason, Employee shall not disclose to others or use, whether directly or indirectly, any Confidential Information except as may be required to perform Employee’s duties for the Company or as required by applicable law. For purposes of this Agreement, “Confidential Information” shall mean any trade secrets or confidential know-how, information, or data relating to the business of the Company which may become known to Employee during Employee’s employment, whether before or after the Effective Date. Such information, data or trade secrets includes, but is not limited to, any confidential or proprietary information concerning the Company’s products, plans, customers, services, source code, object code, software, purchasing, pricing, accounting, marketing, merchandising and selling or any other information concerning the business of the Company or its manner of operation not known to others in the industry and/or the public. Employee agrees to deliver or return to the Company, at the Company’s request at any time or upon termination of Employee’s employment or as soon thereafter as possible, anything that includes

Confidential Information, including but not limited to documents, computer files, tapes and disks, records, lists, data, drawings, prints, and notes. Employee shall not cause articles to be published that contain Confidential Information unless Employee has obtained the prior, written approval of the Company.
ii.	Employee recognizes that it often may be difficult to draw an exact line of distinction as to what does or does not require confidential treatment, although, as a general rule, it may be said that any unpublished information is secret and confidential. In those cases where any doubt arises, Employee will obtain written permission from the Company before using or divulging the information in question.

iii.	Employee further agrees that if he accepts a position with a Competitor (as defined in Section 4(b)) on or before the end of the Restricted Period and such position includes duties or responsibilities that are the same as or similar to those Employee had at the Company within eighteen (18) months before Employee’s termination of employment from the Company, Employee will inevitably use or disclose Confidential Information in the performance of Employee’s duties and responsibilities for the Competitor. Accordingly, Employee agrees that any acceptance of such a position on or before the end of the Restricted Period shall violate Employee’s duties of confidentiality under this provision at common law.

iv.	The provisions of this Section 4(c) do not supersede any confidentiality restrictions to which Employee may be subject by policy or as a matter of law.
d.	Proprietary Rights. All Intellectual Property shall be work made for hire by Employee for the Company, and if any Intellectual Property does not qualify as work for hire, Employee assigns such Intellectual Property to the Company. Employee shall promptly disclose to the Company all Intellectual Property that Employee creates during Employee’s employment with the Company. During employment and anytime after termination of Employee’s employment with the Company for any reason, at the Company’s request and expense, Employee shall help the Company obtain, maintain, defend and assert its rights in the Intellectual Property. Employee authorizes the Company to apply in its own name in any foreign country for a copyright, patent, inventor’s certificate, design registration or similar intellectual property right based on the Intellectual Property (including improvements and derivative works), and Employee conveys to the Company all rights of priority in patent applications based on the Intellectual Property. Employee appoints the Company to be Employee’s attorney-in-fact to execute those documents and do those lawful acts related to the Intellectual Property that are consistent with the terms of this Agreement. For purposes of this Agreement, the term “Intellectual Property” means the Confidential Information, copyrightable works and inventions that were made, conceived or developed by Employee (either alone or with the help of others) during Employees’ employment with the Company that relate to the Company’s business or business plans.

e.	Non-Solicitation. Employee agrees that, during the Restricted Period, Employee will not, either directly or indirectly, solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or take away such employees, or attempt to solicit, induce, recruit, encourage or take away employees of the Company, either for Employee or for any other person or entity (whether or not a Competitor).

f.	Non-Interference. Employee agrees that, during the Restricted Period, Employee will not, either directly or indirectly, interfere with the Company’s current or prospective contracts and relationships, including, but not limited to, the Company’s customer, client, contractor and vendor contracts and relationships.

g.	Cooperation. Employee agrees to cooperate with the Company for a period of three (3) years following his termination of employment for any reason, by being reasonably available to testify on behalf of the Company in any action, suit or proceeding, whether civil, criminal, administrative or investigative and to assist the Company in any such action, suit or proceeding, by providing information and meeting and consulting at mutually agreeable times and places with the Company, its representatives or counsel, as reasonably requested; provided that such obligation to cooperate does not unreasonably interfere with the Employee’s business or personal affairs. The Company agrees to reimburse the Employee for all documented expenses reasonably incurred by the Employee in connection with the provision of testimony or assistance or other cooperation contemplated by this Subsection and to pay an hourly fee at a mutually agreed rate for the services rendered by the Employee under this Subsection. Such reimbursements and hourly fees shall be paid in accordance with Company’s normal payment timing arrangement for non-employee service providers, and shall be paid no later than the last date for which such reimbursements and payments are permitted to be paid pursuant to applicable Treasury Regulations under Code Section 409A so that such reimbursements and payments do not constitute a deferral of compensation.

h.	Remedies. Employee acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Section 4 and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, Employee agrees that, in addition to any other rights the Company may have, in the event of an actual or threatened violation of Employee’s non-competition, non-disclosure, proprietary rights and non-solicitation obligations, the Company is entitled to seek both preliminary and permanent injunctive relief preventing Employee from any breach (or further breach) of this Section 4. In addition, if the Employee breaches this Section 4, Employee will pay the Company the attorneys’ fees and other expenses incurred by the Company in establishing such a breach and in otherwise enforcing the terms of this Section 4.

i.	Notification Requirements. During the Restricted Period, the Employee shall be required to (i) notify the Company in writing of any oral or written offer of employment, a consulting position or any other job duties from or on behalf of a Competitor during the Restricted Period and (ii) notify the Company in writing at least one (1) week prior to the acceptance of such an offer. In addition, the Employee agrees to notify any Competitor with which Employee is offered a position of the

Employee’s obligations under this Agreement before accepting such offer. Employee also agrees that the Company may notify any potential or subsequent employer about his rights and obligations under this Agreement.
5.	Additional Compensation; No Set Off. Employee acknowledges that he would not otherwise be entitled to the consideration described in Section 3 hereof or any awards under the Hamilton Beach LTIP for the remainder of 2007 and that the Company is providing such consideration in return for Employee’s agreement to be bound by the terms of this Agreement, including, without limitation, the non-competition, non-solicitation, non-interference and cooperation provisions described in Section 4 hereof. Except as otherwise required by applicable law, the amounts payable under this Agreement shall not be taken into account for purposes of determining the benefits that are payable under the Company’s retirement plans or welfare plans. No amount payable to Employee pursuant to this Agreement shall be reduced by any amount Employee may otherwise owe to the Company.

6.	Assignment. No interest of Employee under this Agreement, or any right to receive any payment hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or payment right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Employee, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. The Company may assign its rights and obligations under this Agreement to any successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.

7.	Governing Law/Consent to Personal Jurisdiction. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the Commonwealth of Virginia, without regard to any principles governing conflicts of laws. Except as otherwise provided in this Section 7, all disputes in relation to the Agreement and the parties’ respective obligations and performance thereof shall be subject to the exclusive jurisdiction of the state and federal courts with jurisdiction in Henrico County, Virginia. The Company and Employee agree and stipulate that venue is proper in such courts and that service of process shall be valid by mailing pursuant to Section 13, and otherwise waive service of process. The Company and Employee further agree that, notwithstanding the provisions of this Section 7 regarding court proceedings, at the option of either party and on written notice pursuant to Section 13 of that party’s election of such option, either party to this Agreement may direct that any dispute arising hereunder be settled by binding arbitration conducted in accordance with the commercial arbitration rules of the American Arbitration Association. To be effective, any such notice electing arbitration must be given before a grounds of defense, answer, or similar responsive pleading on the merits has been filed in court. All arbitration hearings shall be conducted in Henrico County, Virginia, unless otherwise mutually agreed by the Company and Employee.

8.	Waiver of Right to Jury Trial. The Company and Employee hereby agree to waive all rights to a jury trial in connection with any dispute arising out of or relating to the terms of this Agreement.

9.	Severability. If any clause, phrase or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law,

this shall not affect or render invalid or unenforceable the remainder of this Agreement. Furthermore, in the event that a court of law or equity determines that the duration of any restrictions under this Agreement is not enforceable, this Agreement shall be deemed to be amended to the extent necessary, but only to the extent necessary, to permit the enforcement of the terms of this Agreement, as so amended.
10.	Waiver. The waiver by the Company of a breach by Employee of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

11.	Successors. The Agreement shall be binding upon and inure to the benefit of Employee, Employee’s estate, heirs and representatives, and to the Company and the successors and permitted assigns of the Company.

12.	Liability for Payment/Benefits Unfunded. The Employer shall be solely liable for the payment of any amounts due hereunder. All rights of Employee under this Agreement shall at all times be entirely unfunded, and no provision shall at any time be made with respect to segregating any assets of the Employer for payment of any amounts due hereunder.

13.	Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:
To Employee at:
[insert]
To the Company at:
Hamilton Beach/Proctor-Silex, Inc.
4421 Waterfront Drive
Glen Allen, VA 23060
Attention: Vice President, General Counsel and Secretary.
14.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

15.	Taxes. All payments made under this Agreement shall be subject to the Employer’s withholding of all required foreign, federal, state and local income and employment/payroll taxes, and all payments shall be net of such tax withholding. The parties intend that any payment or other benefit provided under this Agreement shall be paid or provided in compliance with Code Section 409A and the Treasury Regulations thereunder such that there shall be no adverse tax consequences, interest, or penalties as a result of the payments, and the parties shall interpret the Agreement in accordance with Code Section 409A and the Treasury Regulations thereunder. The parties agree to modify this Agreement or the timing (but not the amount) of any payment to the extent necessary to comply with Section 409A of the Code and avoid application of any taxes, penalties or interest thereunder. However, in the event that the payments under the Agreement are subject to any penalties or excise taxes (including, without limitation, those specified in Code Sections 409A or 4999), the Employee shall be solely liable for the payment of any such penalties and taxes.

16.	Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, contracts, representations, proposals, discussions, and communications, whether oral or in writing. In furtherance of, but without limiting the foregoing, this Agreement specifically supersedes any prior agreement on confidentiality and intellectual property between the Company and the Employee. This Agreement may be modified only by a writing that is signed by both parties. This Agreement shall be enforceable in accordance with its terms when signed by the party sought to be bound.

17.	No Mitigation. The Employee shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. All amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Employee as the result of the Employee’s employment by another employer.

18.	Other Rights. Except as provided in Section 3(c)(ii), this Agreement shall not prevent or limit the Employee’s continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company and for which the Employee may qualify, nor shall this Agreement limit or otherwise affect such rights as the Employee may have under any other agreements with the Company. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under the terms of any plan or program of the Company and any other payment or benefit required by law shall be payable in accordance with such plan, program or applicable law except as expressly modified by this Agreement.
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     IN WITNESS WHEREOF, the parties hereto have signed this Agreement on the date(s) set forth below.
Employee expressly acknowledges that Employee would not otherwise be entitled to receive the consideration described in Section 3 of this Agreement or any awards under the Hamilton Beach LTIP for the remainder of 2007 unless Employee entered into this Agreement and agreed to be bound by its terms. Employee further acknowledges that Employee has carefully read and understood this Agreement, including the non-competition provisions and restrictions. Employee is executing this Agreement knowingly and voluntarily, with a full understanding of its significance and intending to be bound by its terms.

EMPLOYEE
Date:

[insert]
HAMILTON BEACH/PROCTOR-SILEX, INC.
By:	Date:

Title: